Exhibit 99.04

WWW.PAZOO.COM Experiences Big Increases in Earnings/CPM, Gross Profit Margins and Revenue From Mid-November to First Week of December

CEDAR KNOLLS, NJ -- (Marketwired) -- 12/11/13 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that the advertising rates Pazoo receives from Ad providers on www.pazoo.com has made a big jump. This increase is not a result of traffic increases to the site, but is due to the quality of content, the quality of visitors and the stability of the website. The earnings per thousand page views (eCPM) is expected to continue to increase moving forward.

The increasing eCPM along with quality visitors that spend more time and view more pages has a direct effect on increasing gross profit margins. In turn, these things along with increasing traffic to the website are having an effect on increasing revenue generated from the advertising providers. A major component moving forward will be the addition of new health and wellness writers, bloggers and social media personnel.

Several individuals have already been added over the past month. However, it is expected that Pazoo will add a whole stable of writers through a diverse spectrum of health and wellness disciplines every week moving forward. As these writers and social media individuals are added it will continue to have a dramatic effect on the growth of www.pazoo.com. Every indication so far is that Pazoo is succeeding in this endeavor.

Pazoo reiterates that anyone interested in a possible position as a writer, blogger and/or social media contributor should contact pazoowriters@pazoo.com

CEO of Pazoo, Inc., David Cunic stated, "While we are taking an aggressive approach to growing Pazoo, we are instituting this business plan based on an already proven model. Our partners at Ibuild Media LLC have already effectuated this model and proven it to be successful with another web based business. We benefit from their prior experience so we can avoid any of the pitfalls they had encountered previously."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.